EXHIBIT A

Hudson's Grill of America, Inc.              For Immediate Release
16970 Dallas Parkway                      Contact: Thomas A. Sacco
Suite # 402                                Telephone: 972-931-9237
Dallas, Texas 75248-1928            e-mail: sacco@hudsonsgrill.com

    Hudson's Grill Announces an Agreement to Engage Rauscher
Peirce Refnes to Raise Capital for Hudson's Grill and for Rauscher Peirce Refnes to Act as the Company's Adviser for Future
Acquisitions; Hudson's Grill Also Announces the Results of its
Annual Shareholder Meeting

    Thursday, June 5, 1997


    Dallas, TX - Hudson's Grill of America, Inc., announced that on May 23, 1997, it retained Rauscher Pierce Refnes, a member of the New York Stock Exchange, to raise capital for Hudson's Grill. The agreement calls for Rauscher Peirce Refnes to help Hudson's raise capital by the private placement of stock and debt securities. Rauscher Peirce Refnes will also assist Hudson's in the acquisition of restaurants by providing services concerning valuation, structuring and negotiating potential acquisitions.

    Hudson's will pay Rauscher Pierce Refnes $15,000 in fees and grant warrants as a retainer, and has agreed to pay Rauscher Peirce Refnes commissions for the successful completion of the sale of securities or the purchase of an acquisition. The commissions will consist of additional cash and/or warrants.

    Mr. David Osborn, President of Hudson's Grill, was delighted to sign the agreement with Rauscher Pierce Refnes. "Rauscher Pierce Refnes has been active as a broker in the Dallas area for a long time and enjoys a good reputation. We look forward to a long term relationship with them." "Rauscher Pierce Refnes has been very successful in the Southwest", added Mr. Osborn, "and they like the Hudson's Grill concept. We are confident that they can be a great help to us. With funds raised by them we will be able to develop more company restaurants, as well as pursue other company objectives."

    Hudson's also announced that at its annual shareholders meeting, the shareholders approved an amendment to the company's charter that authorizes the issuance of preferred stock. In addition, the shareholders elected Mr. Osborn and Mr. Thomas Sacco as directors; the directors subsequently elected Mr. Osborn as President and Mr. Sacco as Senior Vice President of the company.

    Hudson's Grills are celebrating their 13th year of operation, and the Company is publicly traded over the counter under the NASDAQ symbol HDSG.